LIBERTY ALL-STAR GROWTH FUND, INC.

FUND MANAGEMENT AGREEMENT

FUND MANAGEMENT AGREEMENT dated December 18, 2006, between Liberty All-Star Growth Fund, Inc., a corporation organized under the laws of the State of Maryland (the “Fund”), and ALPS Advisers, Inc., a corporation organized under the laws of the State of Colorado (“Manager”).

WHEREAS the Fund will operate as a closed-end investment company registered under the Investment Company Act of 1940 (“Investment Company Act”) for the purpose of investing and reinvesting its assets in securities pursuant to the investment objectives, policies and restrictions set forth in its Articles of Incorporation and By-Laws, as amended from time to time, and its registration statement on Form N-2 under the Investment Company Act and the Securities Act of 1933 (the “Registration Statement”), all as heretofore amended and supplemented; and the Fund desires to avail itself of the services, information, advice, assistance and facilities of the Manager and to have the Manager provide or perform for it various administrative, management and other services; and

WHEREAS the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and desires to provide services to the Fund in consideration of and on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Fund and the Manager agree as follows:

1.  Employment of the Manager. The Fund hereby employs the Manager to manage the investment and reinvestment of the Fund’s assets in the manner set forth in Section 2(A) of this Agreement and to provide the other services set forth in Section 2 of this Agreement, subject to the direction of the Board of Directors and the officers of the Fund, for the period, in the manner, and on the terms hereinafter set forth. The Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

2.  Obligation of and Services to be Provided by the Manager. The Manager undertakes to provide the services hereinafter set forth and to assume the following obligations:

A.

Investment Management Services.

(1)

The Manager shall have overall supervisory responsibility for the general management and investment of the Fund’s assets and securities portfolio subject to and in accordance with the investment objectives, policies and restrictions of the Fund, and any directions which the Fund’s Directors may issue to the Manager from time to time.

(2)

The Manager shall provide overall investment programs and strategies for the Fund, shall revise such programs as necessary and shall monitor and report periodically to the Directors concerning the implementation of the programs.

(3)

The Fund and the Manager intend to appoint one or more persons or companies (“Portfolio Managers”), each such Portfolio Manager to have full investment discretion and to make all determinations with respect to the investment and reinvestment of the portion of the Fund’s assets assigned to that Portfolio Manager and the purchase and sale of portfolio securities with those assets, all within the Fund’s investment objectives, policies and restrictions, and the Fund will take such steps as may be necessary to implement such appointments. The Manager shall not be responsible or liable for the investment merits of any decision by a Portfolio Manager to purchase, hold or sell a security for the portfolio of the Fund. The Manager shall advise the Directors of the Fund which Portfolio Managers the Manager believes are best suited to invest the assets of the Fund; shall monitor and evaluate the investment performance of each Portfolio Manager employed by the Fund; shall allocate and reallocate the portion of the Fund’s assets to be managed by each Portfolio Manager; shall recommend changes of or additional Portfolio Managers when deemed appropriate by the Manager; shall coordinate and monitor the investment activities of the Portfolio Managers to ensure compliance with the Fund’s investment objectives, policies and restrictions and applicable laws, including the Investment Company Act and the Internal Revenue Code of 1986, as amended; shall have full investment discretion to make all determinations with respect to the investment of the Fund’s assets not then managed by a Portfolio Manager; and shall implement procedures reasonably designed to ensure that the Portfolio Managers comply with the Fund’s investment objectives policies and restrictions.

(4)

The Manager shall render regular reports to the Fund, at regular meetings of the Directors, of, among other things, the decisions that it has made with respect to the allocation of the Fund’s assets among Portfolio Managers.

(5)

The Manager shall comply – and to the extent the Manager takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply – with all applicable requirements of the Investment Company Act and other applicable laws, rules, regulations, orders and codes of ethics, as well as all investment objectives, policies, restrictions and procedures adopted by the Fund and the Fund’s registration statement on Form N-2, Articles of Incorporation and By-laws.

B.  Provision of Information Necessary for Preparation of Securities Registration Statements, Amendments and Other Materials.

The Manager will make available and provide financial, accounting and statistical information concerning the Manager required by the Fund in the preparation of registration statements, reports and other documents required by Federal and state securities laws, and such other information as the Fund may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the distribution of the Fund’s shares.

C.

Other Obligations and Services.

(l)

The Manager will make available its officers and employees to the Directors and officers of the Fund for consultation and discussions regarding the administration and management of the Fund and its investment activities.

(2)

The Manager will adopt a written code of ethics complying with the requirements of Rule 204A-1 under the Advisers Act and of Rule 17j-1 under the Investment Company Act, and will provide the Fund with a copy of the code of ethics and evidence of its adoption. Within forty-five (45) days of the end of the last calendar quarter of each year while this Agreement is in effect, or at any other time required by the Board of Directors, the President or a Vice President or other officer of the Manager shall certify to the Fund that the Manager has complied with the requirements of Rule 17j-1 during the previous year and that there has been no violation of the Manager’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Fund, the Manager shall permit the Fund, its employees or its agents to examine the reports required to be made by the Manager by Rule 17j-1(c)(2)(ii).

(3)

The Manager will maintain and implement compliance policies and procedures that are reasonably designed to ensure its compliance with Rule 206(4)-7 of the Advisers Act and to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 under the Investment Company Act).  The Manager also will provide the Fund’s Chief Compliance Officer with periodic reports regarding the Manager’s compliance with the Federal Securities Laws and the Manager’s compliance policies and procedures, which may include, from time to time, a copy and/or summary of such compliance policies and procedures, and a report of the annual review determining the effectiveness of such compliance policies and procedures.

(4)

The Manager (or upon written request of the Manager, one or more Portfolio Managers) will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time in accordance with such policies as shall be determined by the Manager, and reviewed and approved by the Board of Directors.

3.

Execution and Allocation of Portfolio Brokerage Commissions. The Portfolio Managers, subject to and in accordance with any directions the Fund may issue from time to time, shall place, in the name of the Fund, orders for the execution of the Fund’s portfolio transactions. When placing such orders, the obligation of each Portfolio Manager shall be as provided in the applicable Portfolio Management Agreement. The Manager will oversee the placement of orders by Portfolio Managers in accordance with their respective Portfolio Management Agreements and will render regular reports to the Fund of the total brokerage business placed on behalf of the Fund by the Portfolio Managers and the manner in which such brokerage business has been allocated.

The Fund hereby agrees that any entity or person associated with the Manager that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund to the extent and as permitted by Section 11(a)(1)(H) of the Securities Exchange Act of 1934, as amended (“1934 Act”).

Subject to the appropriate policies and procedures approved by the Board of Directors, the Manager may, to the extent authorized by Section 28(e) of the 1934 Act, cause the Fund to pay a broker or dealer that provides brokerage or research services to the Manager, the Portfolio Manager or the Fund an amount of commission for effecting a Fund transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Manager determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided in terms of that particular transaction or the Manager’s overall responsibilities to the Fund or its other investment advisory clients.  To the extent authorized by said Section 28(e) and the Board of Directors, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

4.

Expenses of the Fund. It is understood that the Fund will pay all its expenses other than those expressly assumed by the Manager, which expenses payable by the Fund shall include:

A.

Fees of the Manager;

B.

Expenses of all audits by independent public accountants;

C.

Expenses of administrator, transfer agent, pricing services, bookkeeping services, registrar, dividend disbursing agent and shareholder record keeping services (including reasonable fees and expenses payable to the Manager, or an affiliate of the Manager, for such services);

D.

Expenses of custodial services;

E.

Expenses of obtaining quotations for calculating the value of the Fund’s net assets;

F.

Salaries and other compensation of any of its executive officers and employees who are not officers, directors, stockholders or employees of the Manager or any of its affiliates;

G.

Taxes levied against the Fund and the expenses of preparing tax returns and reports;

H.

Brokerage fees and commissions in connection with the purchase and sale of portfolio securities for the Fund;

I.

Expenses associated with any offering (subject to any written agreement by the Manager or an affiliate of the Manager to reimburse any portion of such expenses);

J.

Costs, including the interest expense, of borrowing money;

K.

Costs and/or fees incident to Director and shareholder meetings of the Fund, the preparation and mailings of proxy material, prospectuses and reports of the Fund to its shareholders, the filing of reports with regulatory bodies, the maintenance of the Fund’s legal existence, membership dues and fees of investment company industry trade associations, the listing (and maintenance of such listing) of the Fund’s shares on stock exchanges, and the registration of shares with Federal and state securities authorities;

L.

Legal fees and expenses (including reasonable fees for legal services rendered by the Manager or its affiliates), including the legal fees related to the registration and continued qualification of the Fund’s shares for sale;

M.

Costs of printing stock certificates representing shares of the Fund, if any;

N.

Directors’ fees and expenses of Directors who are not directors, officers, employees or stockholders of the Manager or any of its affiliates;

O.

Fees for the fidelity bond required by Section 17(g) of the Investment Company Act, or other insurance premiums; and

P.

Fees payable to Federal and state authorities in connection with the registration of the Fund’s shares.

Q.

Nonrecurring and extraordinary expenses, such as indemnification payments or damages awarded in   litigation or settlements made.

5.

Activities and Affiliates of the Manager.

A.

The services of the Manager to the Fund hereunder are not to be deemed exclusive, and the Manager and any of its affiliates shall be free to render similar services to others. The Manager shall use the same skill and care in the management of the Fund’s assets as it uses in the administration of other accounts to which it provides asset management, consulting and portfolio manager selection services, but shall not be obligated to give the Fund more favorable or preferential treatment vis-a-vis its other clients.

B.

Subject to, and in accordance with, the Articles of Incorporation and By-Laws of the Fund and to Section 10(a) of the Investment Company Act, it is understood that Directors, officers, agents and shareholders of the Fund are or may be interested in the Manager or its affiliates as directors, officers, agents or stockholders of the Manager or its affiliates; that directors, officers, agents and stockholders of the Manager or its affiliates are or may be interested in the Fund as Directors, officers, agents, shareholders or otherwise; that the Manager or its affiliates may be interested in the Fund as shareholders or otherwise; and that the effect of any such interests shall be governed by said Declaration of Fund, By-Laws and the Investment Company Act.

6. Fees for Services: Compensation of Manager and Portfolio Managers. The compensation of the Manager for its services under this Agreement shall be calculated and paid by the Fund in accordance with the attached Exhibit A. The Manager will compensate the Portfolio Managers as provided in the Portfolio Management Agreement entered into with the Portfolio Managers from time to time.

7. Liabilities of the Manager.

A.

In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

B.

No provision of this Agreement shall be construed to protect any Director or officer of the Fund, or the Manager, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

8.

Renewal and Termination.

A.

This Agreement shall continue in effect for two years from the date of this Agreement and shall continue from year to year thereafter provided such continuance is specifically approved at least annually by (i) the Fund’s Board of Directors or (ii) a vote of a majority of the outstanding voting securities of the Fund (as defined in the Investment Company Act), provided that in either event the continuance is also approved by a majority of the Board of Directors who are not “interested persons” (as defined in the Investment Company Act) of any party to this Agreement (“Independent Directors”), by vote cast in person at a meeting called for the purpose of voting on such approval. The aforesaid requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the Investment Company Act and the Rules and Regulations thereunder.

B.

This Agreement:

(a)

may at any time be terminated without the payment of any penalty either by vote of the Directors of the Fund, including a majority of the Independent Directors, or by vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Manager;

(b)

shall immediately terminate in the event of its assignment (as that term is defined in the Investment Company Act); and

(c)

may be terminated by the Manager on sixty (60) days’ written notice to the Fund.

C.

Any notice under this Agreement shall be given in writing addressed and delivered or mailed postpaid, to the other party to this Agreement at its principal place of business.

9.  Use of Name. The Fund may use the name “Liberty All-Star,” “All-Star,” or a similar name only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the Manager’s business as investment adviser. If this Agreement is no longer in effect, the Fund (to the extent it lawfully can) will cease to use such name or any other name indicating that it is advised by or otherwise connected with the Manager. The Fund acknowledges that the Manager may grant the non-exclusive right to use the name “Liberty All-Star” or “All-Star” to any other corporation or entity, including but not limited to any investment company of which the Manager or any subsidiary or affiliate thereof or any successor to the business or any thereof shall be an investment adviser.

10.  Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

11.  Governing Law. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the Commonwealth of Massachusetts.

12.  Interpretation. Nothing herein contained shall be deemed to require the Fund to take any action contrary to this Agreement and its Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirements to which it is subject or by which it is bound, or to relieve or deprive the Directors of their responsibility for and control of the conduct of the affairs of the Fund.

13.  Entire Agreement.  This Agreement contains the entire understanding and agreement of the parties.

14.  Headings.  The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

15.  Force Majeure.  The Manager shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Manager shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

16.  Records.  The records relating to the services provided under this Agreement shall be the property of the Fund and shall be under its control; however, the Fund shall furnish to the Manager such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its duties.  In the event of the termination of this Agreement, such records shall promptly be returned to the Fund by the Manager free from any claim or retention of rights therein, provided that the Manager may retain copies of any such records that are required by law.  The Manager shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Fund has authorized such disclosure or if such disclosure is expressly required or lawfully requested by applicable Federal or state regulatory authorities.

DC-867113 v1

IN WITNESS WHEREOF, the parties hereto have caused this Fund Management Agreement to be executed, as of the day and year first written above.

LIBERTY ALL-STAR GROWTH FUND, INC.

By: __/s/ William J. Parmentier, Jr.
Name: William J. Parmentier, Jr.
Title: President

ALPS ADVISERS, INC.
By: /s/ Edmund J. Burke
Name: Edmund J. burke
Title: President

EXHIBIT A

MANAGER FEE

(A)

For the investment management services provided to the Fund pursuant to Section 2(A) of this Agreement, the Fund will pay to the Manager, on or before the 10th day of each calendar month, a fee calculated and accrued daily and payable monthly by the Fund for the previous calendar month at the annual rate of

0.80% of the average daily net assets of the Fund up to and including $300 million; and

0.72% of the average daily net assets of the Fund exceeding $300 million.

(B)

Pursuant to Section 6 of this Agreement, the Manager will pay to each Portfolio Manager, on or before the 10th day of each calendar month, a fee calculated and accrued daily and payable monthly by the Manager for the previous calendar month at the annual rate of

0.40% of the Portfolio Manager’s Percentage (as defined below) of the average daily net assets of the Fund up to and including $300 million; and

0.36% of the Portfolio Manager’s Percentage of the average daily net assets of the Fund exceeding $300 million.

Each monthly payment set forth above shall be based on the average daily net assets of the Fund during such previous calendar month. The fee for the period from the date this Agreement becomes effective to the end of the calendar month will be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a calendar month, the fee for the part of that calendar month during which this Agreement was in effect shall be prorated according to the proportion that such period bears to the full monthly period and will be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Manager, the value of the Fund’s net assets will be computed at the times and in the manner specified in the Fund’s Registration Statement under the Investment Company Act as from time to time in effect.

“Portfolio Manager’s Percentage” means the percentage obtained by dividing the average daily net assets of that portion of the Fund’s assets assigned to that Portfolio Manager by the total of the Fund’s average daily net assets.

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